                                                                    EXHIBIT 10.5
                                                              EXECUTED AGREEMENT



                             PLAYBOYTV/SOUTH KOREA
                               "ATV"/SOUTHKOREA

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------
                           (As of February 26, 1997)



1.   Overview and Definitions
     ------------------------

     1.1 This Memorandum of Understanding ("Agreement") sets forth the terms for the formation of a limited liability company or a joint stock corporation, as shall be mutually determined by the parties, organized under the laws of South Korea (the "Venture") by Daewoo Corporation, a corporation organized under the laws of South Korea ("Daewoo"), and the Playboy Entertainment Group, Inc., a corporation organized under the laws of Delaware ("PEGI"), that will operate initially one and eventually two adult oriented pay television services (the "Services") throughout the Territory (as defined below): (a) Playboy TV/South Korea ("PTVSK"), a Service based on Playboy TV as currently programmed in the United States, and (b) another Service, the name of which is to be agreed upon between the parties ("ATV"), which will consist of a mix of programs to be supplied by Daewoo and PEGI as provided below.

     As and to the extent set forth in Section 8 and Section 9, programming supplied to PTVSK and ATV will be exclusive to the Services in the Territory with respect to all forms of Non-Standard Television (as defined in Section 8 below).

     The parties agree to use their respective best efforts to negotiate and execute more formal agreements, including the Superseding Agreements described below, as soon as reasonably practicable, and the parties intend that such agreements will be executed within 90 days of the date hereof. Such Superseding Agreements will incorporate the terms of this Agreement and such other terms as the parties may mutually agree. In furtherance of such best efforts obligations, the parties will cause their respective executives authorized to make final decisions regarding these transactions and their counsel and other advisors to be available on a first priority basis. Until such Superseding Agreements are executed and if such Superseding Agreements are never executed, this Agreement, when executed by both Daewoo and PEGI and after attachment of the initial Business Plan, will constitute a binding agreement between the parties with regard to all matters covered herein. Specifically, any terms described herein to be included in a Superseding Agreement will, until such Superseding
Agreement is executed and if such Superseding Agreement is never executed, be fully operative as terms of this Agreement. Upon execution of the Superseding Agreements, this Agreement will terminate and be of no further force and effect.

     1.2 The PTVSK Service initially will be offered to hotels. The Venture will use its reasonable good faith efforts to launch the PTVSK Service in other forms of, and the ATV Service in all forms of, Non-Standard Television as soon as legally feasible and commercially practical (as mutually determined by Daewoo and PEGI in good faith and based upon reasonable business criteria taking into account the interests of the Venture and each of the respective Venturers), with the current outside target date for launch of the PTVSK Service in pay cable, direct broadcast satellite ("DBS") and other forms of direct-to-homes delivery, and to inns, beginning January, 1999.

     1.3 Terms used in this Agreement are defined in Exhibit "A" attached hereto, which includes a list of the terms defined in the text of this Agreement.

2.  Superseding Agreements
    ----------------------

     It is contemplated that the Venture, the parties and their respective affiliates (as the case may be) will execute the following agreements in connection with the formation of the Venture, all of which will be subject to the mutual approval of the parties (the "Superseding Agreements"):

     2.1  Shareholders Agreement and Articles of Incorporation. Daewoo and PEGI
          ----------------------------------------------------
(together, the "Venturers") will enter into a Shareholders Agreement and Articles of Incorporation (collectively, the "Shareholders Agreement"), which will establish the Venture and outline the structure of the Venture, including board/governance issues, ownership provisions, option mechanisms and price, termination provisions, minority owner protections, etc. The Shareholders Agreement will contain the terms set forth in Section 15 (Venture Ownership, Capitalization and Governance) and such further terms as the Venturers may mutually agree. The parties acknowledge and agree that it is not their intention by executing this Agreement to form a partnership or other entity prior to the formation of the Venture and the execution of the Articles of Incorporation and agree that neither party will take any action that may subject the other to any liability, including but not limited to making any agreements or incurring any obligations on behalf of the Venture prior to such formation and execution.

     2.2  Program Supply Agreement for PTVSK. PEGI and the Venture will enter
          ----------------------------------
into a Program Supply Agreement under which PEGI will license programming to the Venture for PTVSK and receive compensation for such programming (as described in Sections 8,9,10 and 11 below).

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     2.3  Trademark License Agreement.
          ---------------------------

          2.3.1 Playboy Enterprises, Inc. ("PEI") and the Venture will enter into a Trademark License Agreement (the "Trademark License Agreement") under which PEI, for a ***% royalty (as described in Section 12 below), will grant to the Venture those rights to the "Playboy" name, marks, etc. as are necessary for the effective marketing of the PTVSK Service. The Trademark License Agreement will contain PEI's customary approval rights and procedures for trademark usage and advertising, substantially as detailed in the Trademark Usage Summary attached hereto as Exhibit "B" (subject to such modifications as may be agreed upon between the parties in negotiating the Superseding Agreements), the terms described in Section 12 below, and such further terms as the parties may mutually agree. If any term in the text of this Agreement is inconsistent with the provisions of such Trademark Usage Summary, the term as contained in the text of this Agreement will prevail.

          2.3.2 The Venture may choose to license (as described in Section 12 below) from PEI the rights to use the trademark "AdulTVision" and certain related trademarks in connection with ATV, in which case PEGI will cause PEI to grant such license. Alternatively, the Venture may develop another name and related trademarks for use, subject to the approval of Daewoo and PEGI, as the name of and in connection with ATV. In such event, the Venture will be deemed the owner of such approved name and related trademarks (as described in Section 12 below).

     2.4  Program Supply Agreements for ATV.
          ---------------------------------

          2.4.1 PEGI and the Venture will enter into a Program Supply Agreement under which PEGI will license programming to the Venture for ATV and receive compensation for such programming (as described in Sections 8, 9, 10 and 11 below).

          2.4.2 Daewoo and the Venture will enter into a Program Supply Agreement under which Daewoo will license programming to the Venture for, initially PTVSK, and eventually ATV, and receive compensation for such programming (as described in Sections 8, 9, 10 and 11 below).

     2.5  Management Services Contract. The Venture and Daewoo or a Daewoo
          ----------------------------
affiliate generally engaged in delivering such services will enter into a Management Services Contract under which Daewoo or such Daewoo affiliate ("Management Co.") will, for a ***% fee (as described in Section 14.3 below), provide back office support services for the Venture. The nature and scope of the services to be provided pursuant to the Management Services Contract will be agreed upon in negotiating the Superseding Agreements.

*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

These documents together with the Business Plan (Section 3), and any other documents required by applicable law or deemed necessary by the parties, will constitute the formal agreements which establish and govern the Venture.

3.      Business Plan/Annual Fiscal Year Budgets
        ----------------------------------------

        3.1 The Venturers will agree, within 60 days after the date of execution hereof, to a 10-year business plan which will be attached hereto as Exhibit "C" and will form a part of this Agreement, subject to such changes as to which the parties shall mutually agree prior to the commencement of the Venture (as so modified, the "Business Plan"). The Business Plan will be the financial model for the operation of PTVSK and ATV and will be incorporated into the Shareholders Agreement. Prior to the end of the fifth year of the Venture and prior to the end of every succeeding five year period thereafter, the Venturers will prepare 5 additional years of the Business Plan such that the Business Plan continues to have between five and ten years of coverage throughout the term of the Venture. Such additions to the Business Plan will require the approval of both Venturers.

        3.2 The Business Plan will be updated annually by a budget (each, an "Annual Budget") for the coming fiscal year. The Venture's Representative Director (See Section 15) will prepare the Annual Budget and present it to PEGI and Daewoo for approval at least 90 days prior to commencement of the applicable fiscal year. The approved Annual Budget for a given fiscal year will supersede the data contained in the original Business Plan for that fiscal year. The Annual Budget for any fiscal year will require the approval of both Venturers. The Annual Budget for fiscal 1997 is included in the Business Plan.

        3.3 If the Venturers fail to agree on or approve any matter arising out of or relating to this Agreement which requires such agreement or approval, including without limitation a failure to agree or to grant their approval under
Section 3.1 or Section 3.2, the matter will be resolved according to the dispute resolution provisions of Section 20. During the pendency of any dispute involving approval of the Business Plan or an Annual Budget, the then existing Business Plan or the Annual Budget for the fiscal year immediately preceding the fiscal year of the Annual Budget in dispute, as the case may be, shall continue in force.

4.      Territory
        ---------

        The "Territory" means South Korea.

5.      Services; Availability; Etc.
        ----------------------------

     5.1  PTVSK Service.  Initially, the PTVSK Service will operate from 8:00
          -------------
p.m. until 4:00 a.m. (Korea time).

     5.2  ATV Service.  If and when government regulations permit and market
          -----------
conditions make it commercially practical (as mutual determined by Daewoo and PEGI in good faith based upon reasonable business criteria taking into account only the interests of the Venture), the Venture will launch the ATV Service. Following such launch, each Service will exhibit a minimum of 6 hours of programming per day, in each case 4 hours of which shall be exhibited between 8:00 p.m. and 2:00 a.m. (Korea time). The Superseding Agreements will provide decision-making procedures on this matter.

     5.3  Viewer Purchase Options.  Initially, when offered in forms of
          -----------------------
Non-Standard Television beyond pay per view by tape delivery to hotels, the Services will be offered on a monthly or annual subscription basis only. If and when market conditions make it commercially practical (as mutually determined by Daewoo and PEGI in good faith based upon reasonable business criteria taking into account only the interests of the Venture), pay per view will be added.

     5.4  Initial Availability.  Initially, the PTVSK Service will be available
          --------------------
on a pay per view basis by tape delivery to hotels. The ATV Service shall be launched and made available in such forms of Non-Standard Television as mutually determined by Daewoo and PEGI. For purposes of this Agreement, commencement of availability of a Service to hotels or any other form of Non-Standard Television constitutes a launch of such Service.

     5.5  Continuous Programming.  If and when market conditions make it
          ----------------------
commercially practical (as mutually determined by Daewoo and PEGI in good faith based upon reasonable business criteria taking into account only the interests of the Venture), the Services will be made available on a 24-hour per day basis.

     5.6  Promotion.  All sales, advertising and marketing programs for the
          ---------
Services shall be subject to Daewoo's and PEGI's reasonable approval.


6.   Term
     ----

     6.1  Term.  The Venture shall continue in perpetuity until and unless
          ----
terminated pursuant to Section 6.2.

     6.2  Early Termination.
          -----------------

          6.2.1 Either Venturer may terminate the Venture if controlling ownership of the other Venturer changes (other than a permitted change to an affiliate of such

Venturer). Any such termination will be effective as of the last day of the fiscal year in which such termination event occurs.

           6.2.2 With respect to a particular Service (i.e., PTVSK or ATV) and starting at the end of the seventh fiscal year of the Venture, either party may terminate that Service if its actual operating income for the previous 3 fiscal year periods is below projections in the Business Plan (as modified by the Annual Budgets) for such period by more than 20%. Termination of ATV by either party does not affect the continued operation of PTVSK. Termination of PTVSK by Daewoo or PEGI gives rise to the right, but not the obligation, of the other party to terminate ATV.

               6.2.2.1 Either Venturer may cure the other Venturer's right to terminate pursuant to Section 6.2.2 by making a payment to the Venture in the amount by which revenues fall short of projections minus the allowed variance. If such Venturer elects to invoke its cure right, it will guarantee any shortfall below 100% of budget in the following fiscal year. A Venturer's payment under this Section 6.2.2.1 will be treated as a non-reimbursable payment to the Venture and shall not affect the Venturers' respective equity interests. No such payment by a Venturer shall obligate the other Venturer to make a matching payment to the Venture or to such paying Venturer.

           6.2.3 The Venturers may terminate this Agreement and the Venture at any time by mutual agreement.

           6.2.4 Either party may without prejudice to any other remedies it may have terminate this Agreement and the Venture immediately by notice in writing to the other on or after the occurrence of any of the following:

               6.2.4.1 the commission of one or more material breaches of this Agreement by the other party which are not capable of remedy; or

               6.2.4.2 the commission of a material breach of this Agreement by the other party which is capable of remedy (a "remediable breach") which shall not have been remedied within a period of one month after the party in breach has been given notice in writing specifying that remediable breach and requiring it to be remedied; provided, however, that such one month period shall be extended for such additional period as shall be reasonably necessary if that remediable breach is incapable of remedy within that one month period and during that one month period the party in breach shall diligently endeavor to remedy that remediable breach, but only if such extension would not reasonably be expected to have a material adverse effect on the party giving notice of such breach;

                 6.2.4.3 the bankruptcy, insolvency, general assignment for the benefit of creditors or similar event, or the appointment of a trustee, receiver or similar person for the other party or the Venture; or

                 6.2.4.4 the termination of both Services or, if only one Service has been launched, the termination of such Service.

          6.2.5 PEGI may, without prejudice to any other remedies it may have, terminate this Agreement by notice in writing to Daewoo if (other than on account of PEGI's breach or default under this Agreement) the Venture is not organized as a limited liability company or a joint stock corporation as mutually determined by the parties as contemplated herein, or the PTVSK Service has not been launched to hotels as contemplated herein, by the date nine months after the date of execution hereof; provided, however, that if the execution of the Superseding Agreements is delayed beyond 90 days from the date of execution hereof, the parties agree to discuss in good faith an extension of the nine-month period provided for herein.

          6.2.6 Daewoo may, without prejudice to any other remedies it may have, terminate this Agreement by notice in writing to PEGI if on account of PEGI's breach or default under this Agreement, the Venture is not organized as a limited liability company or a joint stock corporation as mutually determined by the parties as contemplated herein, or the PTVSK Service has not been launched to hotels as contemplated herein, by the date nine months after the date of execution hereof.

     6.3  Effect of Termination.
          ---------------------

          6.3.1 Subject to Section 6.3.2, upon termination of the Venture, the Trademark License Agreement, Program Supply Agreements, Management Services Contract and related agreements will automatically terminate and all rights and obligations of the respective parties thereto will terminate, except for any claims, etc. that have arisen prior to such termination. Upon termination of the Venture, each Venturer shall have the right to compel the Venture to be promptly wound-up and liquidated.

          6.3.2 If the Venture terminates, the parties will agree whether and for how long (if applicable) the Venture will continue to operate (the "Wind-Up Period"). The Venture will operate during any Wind-Up Period on the basis of the last approved Annual Budget, unless the parties otherwise agree. During the Wind-Up Period, the Superseding Documents will continue in effect and the Board of Directors will take such actions as are necessary to terminate or otherwise discharge the Venture's obligations to its customers at the end of such period. If necessary to terminate or discharge such obligations, the Wind-Up Period may be extended by unanimous consent of the Venturers, which consent may be withheld in each Venturer's absolute and sole discretion. The dissolution, winding-up and liquidation of the Venture will be suspended during the Wind-Up Period and will automatically take effect at the end of such period.

7.  Languages
    ---------

     7.1 PEGI will license the Venture to transmit in Korean and English. PEGI may permit the Venture to transmit in other languages at PEGI's option.

     7.2 The Venture will arrange for dubbing/subtitle services to be provided to the Venture at a competitive price. The Venture will give PEGI access to dubbed/subtitled programs for use in other territories, or in media other than Non-Standard Television within the Territory, subject to PEGI's payment of costs of such access, such as for duplication and delivery.

8.  Media
    -----

    8.1 The Venture will be granted the exclusive license during the License Term (as defined below) to transmit the Services in the Territory in all forms of "Non-Standard Television", which means any television service or channel which is broadcast or distributed by, direct to homes satellite ("DTH")(including, but not limited to DBS and DSS), "over the air pay" subscription television ("STV"), pay cable, pay per view, multi-point distribution systems ("MMDS") or satellite master antenna television system ("SMATV"). Non-Standard Television specifically excludes basic cable and terrestrial broadcast television.

9.  License Term and Media Holdbacks
    --------------------------------

    9.1 The Venture's License Term with respect to each program (the "License Term") will commence on the day such program is first exhibited on either of the Services and will end 18 months thereafter. During the License Term for a program, PEGI will not license such program licensed to the Venture hereunder to any third party for television exhibition in the Territory. The parties acknowledge and agree that certain programming to be supplied by PEGI hereunder is subject to existing license agreements for media other than Non-Standard Television, which agreements provide for exclusive windows for exhibition in such other media (e.g., Home Video windows or theatrical windows) and that such programming cannot be furnished by PEGI hereunder until the expiration of such windows. PEGI hereby agrees, however, that future Home Video licensing agreements for programing which is produced, owned and controlled by Playboy will limit the Home Video window to no more than six months after the date on which the applicable program is released in Home Video in the Territory. The parties acknowledge that Daewoo might be the Home Video licensee of certain PEGI programs in the Territory; with regard to such programs, Daewoo may notify the Venture on a case-by-case basis if it wishes to modify the length of the Home Video window for such a program as to which it has licensed the Home Video rights, or if it wishes to reverse the Home Video and television windows for such program. Following the License Term, each of PEGI and Daewoo may license any program supplied by it into basic cable and/or terrestrial television as it sees fit; provided, however, that PEGI may not run any adult-oriented programs as part of a "Playboy" service. Notwithstanding the foregoing, at any time, whether during or after the License Term, each of PEGI and Daewoo can distribute on a branded or unbranded basis any program in the home video or other private exhibition market (including, without limitation, discs, cassettes or other forms of video grams now existing or invented in the future, collectively, "Home Video").

     9.2 The Venture will be entitled to transmit each program on 18 broadcasting days.

10.  Program Supply
     --------------

     10.1 Subject to Sections 10.3 and 13, PEGI will supply to the Venture all of the programming to be exhibited on PTVSK and all available related interstitial, promo, on-air identifications, logos or similar material.

     10.2 PEGI will provide, and the Venture will license under the applicable Program Supply Agreement, 150 program hours of New Programming to PTVSK for each year of operation commencing with the launch of PTVSK. For the purposes hereof, "New Programming" means programs never-before broadcast by either of the Services. In addition, in the first year of operation, PEGI will provide additional program hours of programming for programs that would otherwise be repeats at no cost to the Venture.

            10.2.1 If and when the Venture launches the ATV Service as described in Section 5.2, the number of program hours of New Programming set forth in Section 10.2 will be increased from 150 to 180.

            10.2.2 For purposes of this Agreement, program hours will be calculated as follows: (a) programs of 11-40 minutes in length will be treated as 30-minute programs, (b) programs of 41-70 minutes in length will be treated as 60-minute programs, and (c) programs of 71-100 minutes in length will be treated as 90-minute programs.

     10.3 Until the launch of ATV, each of Daewoo and PEGI will provide, and the Venture will license for PTVSK under the applicable Program Supply Agreement, 25 New Movies for each year of operation, in addition to the 150 program hours provided by PEGI pursuant to Section 10.2, commencing with the launch of PTVSK. In addition, in the first year of operation, each of Daewoo and PEGI will provide up to 6 additional movies for programs that would otherwise be repeats at no cost to the Venture. For the purposes hereof, "New Movie" means a movie never before broadcast by either of the

Services, and for purposes of this Section 10, "movies" means a block of programming of 71-100 minutes in length. In the event that Daewoo elects not to provide the 25 New Movies to PTVSK for each year of operation commencing with the launch of PTVSK, it will so notify PEGI in writing and PEGI will license to the Venture under the applicable Program Supply Agreement, and at the applicable fees specified therein, the number of New Movies that Daewoo has not provided.

              10.3.1 Daewoo will determine the specific movies under Section
10.3 it supplies to PTVSK, subject to PEGI's approval (not to be unreasonably withheld), and PEGI will determine the specific movies under Section 10.3 it supplies to PTVSK, subject to Daewoo's aproval (not to be unreasonably withheld). The movies supplied by PEGI to PTVSK hereunder will be similar to the movies licensed or acquired by PEGI from third parties for exhibition on PEGI's Playboy TV service in the United States as then currently programmed.

              10.3.2 If and when ATV is lauched, as described in Section 5.2, Daewoo and PEGI shall no longer supply any New Movies to PTVSK pursuant to Sections 10.3 and 10.3.1, and, instead, each of Daewood and PEGI shall supply to ATV a minimum of 84 New Movies and a maximum of 102 New Movies, with the precise number of New Movies within such range to be agreed upon by the parties. Daewoo will determine the specific movies it supplies to ATV, subject to PEGI's approval (not to be unreasonably withheld), and PEGI will determine the specific movies it supplies to ATV, subject to Daewoo's approval (not to be unreasonably withheld). Any programming supplied by PEGI to ATV hereunder will be consistent with the quality and content standards of PEGI's AdulTVISION service in the United States as then currently programmed and the terms and conditions of this Agreement. In the event that Daewoo elects not to provide the number of New Movies to be provided by it pursuant to this Section 10.3.2, it will so notify PEGI in writing and PEGI will license to the Venture under the applicable Program Supply Agreement, and at the fees specified therein, the number of New Movies that Daewoo has not provided.

        10.4 The Venture acknowledges that PEGI produces, commissions and/or distributes certain feature films ("Premium Films") with negative costs of at least $1,000,000 and that Premium Films will be excluded from the Program Supply Agreements.

              10.4.1. Subject to any conflicting rights of third parties heretofore granted pursuant to other agreements to which PEGI is a party prior to the date of execution hereof, Daewoo shall have a right of first negotiation and first refusal to acquire all rights to Premimum Films in the Territory. PEGI will notify Daewoo of the release of each Premimum Film and the principal terms on which PEGI is proposing to license such Premium Film in the Territory. For a period of 30 days from the date of such notice, PEGI will negotiate in good faith with Daewoo with respect to Daewoo's acquition of rights in such Premium Film. If Daewoo does not make an offer to acquire such rights in such Premium Film, PEGI shall be free to license such Premium Film to any third party on any terms PEGI shall deem acceptable. If Daewoo makes an offer to acquire such rights but Daewoo and PEGI are unable to reach agreement therefor prior to the expiration of such 30 day period, PEGI shall thereafter be free to license such Premium Film to any third party on terms no less favorable to PEGI than those set forth in the last written offer made by Daewoo prior to the expiration of such 30 day period. Other specific details (including any exceptions or limitations) with respect to such rights of first negotiation and first refusal shall be agreed upon between the parties in negotiating the Superseding Agreements.

                If Daewoo acquires rights to Premium Films in the Territory, Daewoo may supply such films to the Venture for PTVSK. PEGI will schedule such films in consultation with Daewoo, and the applicable Program License Fee set forth in Section 11.1 for each such film will be paid to Daewoo. If Daewoo supplies any such films for PTVSK, the number of program hours that PEGI is obligated to provide under Section 10.2 and Section 10.2.1 will be reduced by the number of program hours of such film.

11.     Program License Fees
        --------------------

        The Venture shall pay program license fees as set forth below (the "Program License Fees"):

        11.1 For programming supplied to PTVSK by PEGI pursuant to Section 10.2, the greater of (a) the Section 10.2 Guaranteed Minimum Program License Fee (as defined below) for each 12 month period or (b) ***. For purposes hereof, "Section 10.2 Guaranteed Minimum Program License Fee" means, ***.

        11.2 For the movies to be provided by Daewoo or PEGI to either PTVSK or ATV pursuant to Sections 10.3, 10.3.1 and 10.3.2, the Section 10.3 Guaranteed Program License Fee for the applicable period. For purposes hereof, "Section 10.3 Guaranteed Program License Fee" means ***.

*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

***

     11.3  Payment of Program License Fees. The Program License Fees shall be
           -------------------------------
due and payable to PEGI and Daewoo, as applicable, as follows: (a) the Section
10.2 Guaranteed Minimum Program License Fee and the Section 10.3 Guaranteed Program License Fee shall be calculated on a monthly basis and paid quarterly in arrears within 30 days after the close of the quarter, and (b) any overages above the Section 10.2 Guaranteed Minimum Program License Fee shall be calculated on a annual basis and paid yearly within 45 days after the close of the applicable year.

12.  Trademark License Agreement; Royalties
     --------------------------------------

     12.1 The Venture will pay to PEGI a trademark license royalty (the "Trademark Royalty") of ***% of the Adjusted Gross Revenue for the PTVSK Service. "Adjusted Gross Revenue" is defined as all revenues actually received by the Venture from subscribers to the PTVSK Service (including pay per view revenues) and all other revenues from operation of the PTVSK Service by the Venture, less (a) consumption and other taxes (other than income taxes), (b) costs paid by the Venture to protect the trademarks licensed by PEI pursuant to the Trademark License Agreement, and (c) any other amounts required to be deducted in calculating trademark license royalties under applicable South Korean law, as in effect from time to time. Without limiting the foregoing, in the event that the revenue of the PTVSK Service includes streams from advertising and/or home shopping, such revenue will be included in the Adjusted Gross Revenue as defined herein. The Trademark Royalty shall be calculated on a monthly basis and paid quarterly within 30 days after the close of the appropriate quarter.

     12.2 PEGI will cause PEI to grant to the Venture a license to use the trademarks "Playboy" and the "Rabbit Head Design" and such other Playboy trademarks as will be described in the Trademark License Agreement in connection with PTVSK and the marketing and promotion of PTVSK. The grant of license will be made to the Venture on an exclusive basis for the Service but only with respect to Non-Standard Television and only in the Territory. The only exceptions to the foregoing exclusivity will be (a) customary presentation and logo credits in the title and end credits sequences of programs licensed to others as permitted hereunder and credit blocks in advertising therefor, and (b) use of the trademarks in any television service which is not intended for general reception in the Territory but which is received in the Territory. The Venture will not sub-license any trademarks licensed under the Trademark License Agreement except with the consent of PEI. PEI shall have the right to approve any and all permutations of the trademarks and any secondary, combination or derivative marks based on the trademarks, all of which, when approved, shall be the property of PEI and be licensed to the Venture under the terms of the Trademark License Agreement. PEI will have the right to control and conduct all proceedings relating to any infringement of

*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

the trademarks in the Territory and any claim that the Venture's use of the trademarks in the Territory infringes the rights of any third party. The Venture will indemnify and hold harmless PEI from and against all losses arising from the use by the Venture of the trademarks. The Venture's use of the trademarks licensed by PEI shall be conditioned on the parties first having duly recorded the license (or a short form version thereof acceptable to PEI) in the Korean Industrial Property Office.

           The Venture may also choose to license from PEI, and PEGI will thereupon cause PEI to license to the Venture, the right to use the trademark "AdulTVision" and such related trademarks as will be described in the Trademark License Agreement in connection with ATV and the marketing or promotion of ATV. If the Venture so chooses to license such AdulTVision trademarks, such license will be on all of the same terms as are applicable with respect to the trademarks referred to in the above paragraph, provided that no royalty will be payable with respect to such trademarks. Alternatively, the Venture may wish to develop another name and related trademarks for use in connection with ATV, subject to the approval of Daewoo and PEGI, not to be unreasonably withheld. The Venture will own all rights to such Venture-developed name and trademarks. Upon any termination of the ATV Service or Venture, ownership of such Venture-developed name and marks shall vest equally with Daewoo and PEGI; provided that neither of them make any use of such name or marks without the prior written consent of the other.

     12.3 Although the programs transmitted by the Services will depict nudity and allow strong or explicit language, PEGI will not deliver and the Venture will not transmit scenes or other material depicting any of the following: (i) the glorification of violence or gratuitous violence, (ii) rape, non-consensual intercourse or other non-consensual sexual activity, (iii) bondage, incest, sadism or masochism, bestiality, extreme sexual explicitness or the graphic close-up of genitals; or (iv) child pornography, including, without limitation, instances where an actor is the legal age for consent but is portrayed as under the legal age for consent. In that regard, no actor will appear nude or engaged in sexual conduct in any program transmitted by the Services who is not at least 18 years of age. Notwithstanding the foregoing, and subject to the censorship provisions of Section 19, the standards applied by PEGI from time to time for Playboy TV and AdulTVision, respectively, in the United States shall be the controlling standards and any materials transmitted on either such Playboy service and shall be deemed acceptable for transmission on the respective Service.

     12.4 The parties acknowledge that any material breach by the Venture of the Trademark License Agreement or of this Agreement with respect to the use of trademarks will result in irreparable harm to PEI or PEGI, as applicable, for which there is no adequate remedy at law. Accordingly, PEI or PEGI, as applicable, shall be entitled to preliminary or temporary equitable relief pending a final determination in accordance with the dispute resolution provisions provided below, without the necessity of posting bond unless otherwise required by applicable law, by way of any or all of the temporary and permanent injunctions and such other relief as a court of competent jurisdiction may deem just and proper.

13.   PEGI Programming and Operational Responsibilities
      -------------------------------------------------

      Subject to Sections 10.3 through 10.3.2, PEGI will control and manage all facets of the programming for PTVSK. This will include:

      13.1  Exclusive PTVSK Program Supplier. Subject to Sections 10.3 through
            --------------------------------
10.3.2., PEGI will be the exclusive supplier of all programming shown on PTVSK, regardless of whether such programming is produced or owned by PEGI, or whether PEGI acquires such programming for the Venture. The costs of producing or acquiring such programming furnished by PEGI for the Venture will be borne by PEGI. Notwithstanding the foregoing, the Venture will have the right at its own cost to produce its own programming targeted to the South Korean market pursuant to Section 13.2 ("Venture-produced Programming" or a "Venture-produced Program").

      13.2  Venture-Produced Programming. Venture-produced Programming will be
            ----------------------------
developed by mutual agreement between Daewoo and PEGI. Such programming will be consistent with PEGI's standards and subject to PEGI's approval, not to be unreasonably withheld, and will be produced locally by a production company selected by PEGI from one or more (as necessary) lists of such companies supplied by Daewoo. A budget for Venture-produced Programming will be identified in the Business Plan and Annual Budgets.

           13.2.1 If the Venture produces such programming, the Venture will (i) be responsible for arranging and contracting for all production matters, including engaging talent, payroll and employment matters, securing facilities and supplies and securing all production and errors and omissions insurance, all consistent with PEGI's standards and subject to PEGI's approval, not to be unreasonably withheld and (ii) bear all production and completion risk and responsibility and will be responsible for compliance with local laws and regulations.

          13.2.2 PEGI may recommend a supervising producer for a Venture-produced Program. If such person is approved by Daewoo (which approval will not be unreasonably withheld), such person will be paid in accordance with the Venture's production budget; if neither such person nor a substitute is approved, the Venture will allow such person to supervise production, but at PEGI's expense. Such supervising producer shall have control over the content and look of the program, consistent with the standards for the Playboy Programming.

           13.2.3 With respect to each Venture-produced Program, PEGI will have 10 business days following the receipt of a program to approve such program (which approval will not be unreasonably withheld) or request changes; if no such approval or request for changes is delivered to the Venture within this 10 business day period, PEGI will be deemed to have approved such program. The costs of making changes requested by PEGI will be borne by the Venture.

           13.2.4 After the Venture makes any changes requested by PEGI pursuant to Section 13.2.3, PEGI will have 5 business days from receipt of the changed program to approve such program (which approval will not be unreasonably withheld) or request additional changes; if no such approval or request for changes is delivered within this 5 business day period, PEGI will be deemed to have approved such program. If the changes initially requested by PEGI have not been made to PEGI's reasonable satisfaction, the costs of making further changes to conform to such initial comments will be borne by the Venture. Any further changes not previously requested by PEGI will be borne by PEGI.

           13.2.5 After the Venture makes any changes requested by PEGI pursuant to Section 13.2.4, PEGI will have 5 business days from receipt of the changed program to approve such program (which approval will not be unreasonably withheld) or request additional changes; if no such approval or request for changes is delivered in this 5 business day period, PEGI will be deemed to have approved such program. The costs of making any changes previously requested by PEGI but not satisfactorily made shall be borne by the Venture, and any further changes not initially requested by PEGI will be borne by PEGI.

           13.2.6 The inclusion of Venture-produced Programming in the Venture's program block will be in addition to the minimum number of program hours and movies to be supplied by Daewoo or PEGI.

           13.2.7 PEGI will have the right, in its sole and absolute discretion, to withhold approval of production by the Venture of any programs or other materials that are Playboy-branded, contain Playboy-identified content or are otherwise identified as a Playboy-related product (collectively, "Playboy Identified Programs"). In the event the Venture wishes to produce any Playboy Identified Program, PEGI shall have the right, but not the obligation, to elect to finance fully the Venture's production thereof. Any such Playboy Identified Program which is so fully financed by PEGI is hereinafter referred to as a "PEGI Financed Ventured-produced Program". PEGI will own the copyright and all distribution rights in and to any such PEGI Financed Venture-produced Program. PEGI will license the same to the Venture for a license fee to be negotiated by the parties in good faith and to be included in the appropriate Superseding Agreements.

                13.2.7.1 PEGI will grant Daewoo an exclusive license to distribute the PEGI Financed Venture-produced Programs within the Territory in theatrical and home video media. For this distribution, Daewoo will receive a distribution fee equal to ***% of gross revenues and be entitled to reimbursement for customary distribution costs and expenses. Accountings to Playboy will be on a quarterly basis, within 30 days after the close of the relevant quarter, with the excess of revenues over Daewoo's distribution fee and distribution costs and expenses to be paid over to PEGI. Although Daewoo makes no guaranties to PEGI regarding such distribution, Daewoo will use its commercially reasonable efforts to maximize the license fee it obtains from third parties for such PEGI Financed Venture-produced Programs. Daewoo will license such programming on terms substantially equivalent to terms applicable to the licensing of Daewoo's own similar programming; provided, that PEGI will have the right to approve any such transaction and will have the annual right to review the records of Daewoo with respect to all such licensing activities, upon reasonable notice, to ensure compliance with the terms hereof. If Daewoo acquires PEGI Financed Venture-produced Programs (or specific programs or series of programs therefrom) for use in a Daewoo-owned or -operated service or media, Daewoo will acquire such programs on arms' length terms to achieve fair market prices for PEGI with respect to such programs. If the PEGI Financed Venture-produced Programs are "bundled" with other programming by Daewoo in the course of its distribution efforts, Daewoo will make a fair and good faith allocation to such PEGI Financed Venture-produced Programs of the fees received. Except as provided in this Section 13.2.7.1, neither the Venture nor Daewoo shall be entitled to share in any revenue derived from any such PEGI Financed Venture-produced Program outside of the Territory or in any media other than Non-Standard Television in the Territory. With respect to any Playboy Identified Program which PEGI approves for production by the Venture but does not elect to fully finance, PEGI would nevertheless own the copyright thereto but (a) during the term of the Venture, distribution rights to such Venture financed and produced Playboy Identified Program would be licensed to PEGI pursuant to
Section 13.2.8 below and (b) in the event of any dissolution of the Venture, Daewoo would continue to share in any revenue derived from any subsequent exploitation of such program in proportion to the respective interests of Daewoo and PEGI in the Venture as of the date of dissolution.

                13.2.8 The Venture will grant PEGI an exclusive license to distribute the Venture-produced Programming (other than PEGI Financed Venture-produced Programs) outside the Territory in all media and within the Territory in all media other than Non-Standard Television. For this distribution, PEGI will receive a distribution fee equal to ***% of gross revenues and be entitled to reimbursement for customary distribution costs and expenses. Accountings to the Venture will be on a quarterly basis, within 30 days after the close of the relevant quarter, with the excess of revenues over PEGI's distribution fee and distribution costs and expenses to be paid over to the Venture. Although PEGI makes no guaranties to the Venture regarding such


*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

distribution, PEGI will use its commercially reasonable efforts to maximize the license fees it obtains from third parties for such Venture-produced Programming. PEGI will license such programming on terms substantially equivalent to terms applicable to the licensing of PEGI's own similar programming; provided, that the Venture will have the right to approve any such transaction within the Territory and will have the annual right to review the records of PEGI with respect to all such licensing activities, upon reasonable notice, to ensure compliance with the terms hereof. If PEGI acquires Venture-produced Programming (or specific programs or series of programs therefrom) for use in a PEGI-owned or -operated service or media, PEGI will acquire such programs on arms' length terms to achieve fair market prices for the Venture with respect to such programs. If the Venture-produced Programming is "bundled" with other programming by PEGI in the course of its distribution efforts, PEGI will make a fair and good faith allocation to such Venture-produced Programming of the fees received.

     13.3  Program Mix.
           -----------

           13.3.1 PTVSK: PEGI may program the PTVSK Service with any of the following, provided that such programming shall be of a quality and nature comparable to the programming shown on Playboy TV as programmed in the United States from time to time: (a) "Playboy Programming", which is programming produced, co-produced or owned by PEGI or one of its affiliates, or which is programming acquired by PEGI or one of its affiliates for multiple territories around the world, including the Territory; (b) "Venture Specific Programming", which is programming acquired by PEGI or one of its affiliates specifically for PTVSK; and (c) Venture-produced Programming, which is programming produced by the Venture pursuant to Section 13.2; provided, however, that prior to the launch of ATV, PEGI shall include in the program mix for PTVSK the movies to be provided by the parties pursuant to Section 10.3.

           PEGI will determine the mix of Playboy Programming, Venture Specific Programming and movies provided by the parties pursuant to Section 10.3, PEGI will determine the manner in which the Venture-produced Programming is scheduled. As noted in Section 13.2.6, Venture-produced Programming will be in addition to the 150 program hours or 180 program hours, as applicable, of New Programming supplied by PEGI, and the movies supplied by Daewoo and PEGI to PTVSK each year.

           13.3.2 ATV: The parties will agree on the scheduling of the
                  ---
programming on ATV, it being the intent that the rotation/duration/content of the programs supplied will be reasonably related to the number of New Movies supplied by each party under Section 10.3.2.

     13.4  Interstitials/Promos/On-Air Look. In consultation with the Venture,
           --------------------------------
PEGI will determine and direct the production and compilation of all interstitial and promotional materials, as well as developing the on-air look of PTVSK and ATV. The costs of such production and compilation will be borne by the Venture.

        13.4.1  Alternative Means of performance.  In the event the Venture can
                --------------------------------
more cost effectively  perform some or all of the functions described in Section
13.4 the Venture shall, at PEGI's request, assume such functions, although PEGI will retain control content and quality of such transferred functions.

  13.5  Delivery Materials.
        ------------------

        13.5.1  For PTVSK and ATV:  PEGI will supply one copy of each program,
                -----------------
interstitial, promo or other relevent item it is to furnish to the Venture, with the costs of duplication and shipping from Los Angeles to be borne by the Venture. Similarly, Daewoo will provide one copy of all such materials which it is to furnish to the Venture, with the costs of duplication and shipping to be borne by the Venture. Assembly of the finished program block for each Service will be implemented by the Venture at PEGI's direction and to PEGI's specification. PEGI will provide a nightly program log to enable the Venture's technical personnel to properly compile a given night's programming. The Venture will bear the costs of dubbing/subtitling and any necessary format conversions. PEGI and Daewoo will provide such materials to the Venture in sufficient time to provide for efficient implementation by the Venture.

        13.5.2  Certificate of Erasure.  At the end of the License Term for each
                ----------------------
item delivered to the Venture (excluding items that have been dubbed or subtitled and which PEGI desires to acquire pursuant to the terms hereof), the Venture will erase the tapes of such items and deliver to PEGI a certificate of erasure with respect thereto.

14.  Operating Responsibilities
     --------------------------

     14.1 The Venture will employ a staff of sufficient size to efficiently handle all day-to-day sales and distribution, marketing, technical matters and other appropriate matters.

     14.2 The Venture will secure errors and omissions and other customary liability insurance for the Venture covering exhibitions of programming by the Venture, which insurance policies shall meet PEGI's customary standards and otherwise be reasonably acceptable to PEGI, and liability and other insurance covering the activities of the Venturer consistent with good business customs and practices in South Korea. All insurance policies shall name PEGI, Daewoo and their respective affiliates as additional insureds.

     14.3 Pursuant to the Management Services Contract, Management Co. will handle many of the day-to-day operational and financial responsibilities of the Venture under the supervision of the Representative Director, with the specific nature and scope of the services to be provided to be agreed upon in negotiating the Superseding Agreements. Management Co. will receive a fee of ***% of the Adjusted Gross Revenue of PTVSK.

     14.4 The Venture will be responsible for making arrangements for satellite transponders as necessary to insure coverage of the entire Territory. All costs of assembly, dubbing, subtitling, shipping, customs and duties, duplication, production of original "wrap around" material, and similar functions will be paid by the Venture. In the event PEGI expends its own funds for such services, such costs will be "rebilled" to the Venture, with the Venture to reimburse PEGI within 30 days. All costs shall be rebilled "at cost" with no markup by PEGI. The Venture will provide, or arrange for, dubbing/subtitle services on the terms set forth in Section 7.2. The Business Plan will attempt to identify the type and magnitude of these costs, with operating changes to be made as needed via subsequent Annual Budgets.

     14.5 The Venture will obtain office facilities/computer and telecommunications infrastructure/other support services as needed.

15.  Venture Ownership, Capitalization and Governance
     ------------------------------------------------

     15.1 Formation of Venture. The Venture will be organized as a limited
          --------------------
liability company or a joint stock corporation, as shall be mutually determined by the parties, under the laws of South Korea.

     15.2 Ownership Provisions.
          --------------------

          15.2.1 The Venture will initially be owned 85% by Daewoo and 15% by PEGI.

          15.2.2 The parties acknowledge that current South Korean law restricts the maximum ownership interest that investors are permitted to hold in a company engaged in the business of the Venture. If and to the extent it becomes permitted under applicable law, PEGI shall have the right to increase its percentage interest, up to 49% of the Venture. PEGI can buy its additional percentage interests in the form of additional shares from Daewoo once per fiscal year, in minimum increments of 5%. Until the end of the fiscal year in which cash breakeven occurs, PEGI can buy additional shares from Daewoo at the Founders' Price; after breakeven, PEGI's buy-in price will be a pro rata portion of the going concern value of the Venture, to be mutually agreed by the parties or determined by a mutually agreed third-party expert (i.e., the price per share will be going concern value divided by 100). The Founders' Price means the total capitalization (the "Total Capitalization") of the Venture as determined in the approved Business Plan divided by 100 (a "Price Per Share Point"); provided, however, that if the


*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

projection for Total Capitalization of the Venture according to the approved Business Plan (as updated by the Annual Budget) at the time PEGI announces its intention to purchase additional shares is lower than the Total Capitalization identified in the approved Business Plan attached to this Agreement by 10% or more, then the Price Per Share Point will be recalculated according to such lower Total Capitalization.

          15.2.3 Restrictions on Transfers of Interests. No member of the
                 --------------------------------------
Venture may transfer ownership interests to any third party without the consent of all the other members; provided, however, that a party may transfer ownership interests to an affiliate if the transferor or its parent guarantees the financial or in-kind obligations of the transferee and, if any approvals are required under South Korea law for any such guarantees to be enforceable, satisfactory written evidence of all such approvals is delivered to the other Venturers by the proposed transferor.

          15.2.4 Additional Rights Regarding Shares. Without limiting the
                 ----------------------------------
requirements described above regarding approval of any transfer of shares in the Venture, the parties shall have preemptive rights and "come-along" rights and participation rights on customary terms in the event that either party desires to sell some or all of such party's shares in the Venture pursuant to a bona fide third-party offer or pursuant to a public offering of shares by such party. PEGI will have the right to come-along or otherwise participate in any such transaction up to a percentage equal to PEGI's then-current ownership interest in the Venture.

     15.3 Capitalization.
          --------------

          15.3.1 The initial capital contribution of Daewoo will be the equivalent in Korean Won of U.S. Dollars equal to the greater of (a) the minimum, if any, required under applicable South Korean law, or (b) the amount shown in the Business Plan as required of Daewoo with respect to the first fiscal quarter. The initial capital contribution of PEGI will be the equivalent in Korean Won of the greater of (a) the minimum, if any, required under applicable South Korean law, or (b) the amount shown in the Business Plan as required of PEGI with respect to the first fiscal quarter. Daewoo and PEGI shall fund their initial capital contributions in cash.

          15.3.2 If necessary to cover the deficits of the Venture, each member shall contribute additional capital pro rata in accordance with its respective percentage interests, with such capital calls subject to the aggregate maximum of the equivalent in Korean Won of 5 million U.S. Dollars. The Business Plan will include an estimated schedule of such additional capital calls, which are expected to occur quarterly at the beginning of the respective quarter, commencing with the second fiscal quarter. Once Playboy's contribution reaches the equivalent in Korean Won of 750,000 U.S. Dollars Playboy shall not be required to make any further capital contributions, except if and to the extent required under applicable law. Daewoo or related entities will lend funds to the Venture as necessary to cover the cash requirements of the Venture to the extent that such cash requirements cannot be covered out of the Venture's cash flow, the Venture's capital or any permitted third party borrowings of the Venture. Such loans to the Venture will bear interest at a rate to be negotiated by PEGI and Daewoo in good faith and to be included in the appropriate Superseding Agreements (the "Applicable Rate"). Funds advanced by Daewoo and its related entities shall be evidenced by promissory notes of the Venture payable upon the demand of Daewoo; provided, however, that Daewoo shall not make demand thereon or be entitled to receive payment therefor until and unless and only to the extent that there is sufficient operating profit in excess of amounts reserved for payment of current and anticipated liabilities, including any liabilities owed to Daewoo (including management fees and Program License Fees payable to Daewoo) and any Trademark Royalties and Program License Fees payable to PEGI, or otherwise needed for use in the operation of the Venture's business for the current period, as determined in good faith by the Board of Directors. PEGI will not be obligated to guarantee loans made to the Venture by third parties or Daewoo or its related entities.

     15.4  Governance Provisions.
           ---------------------

           15.4.1 The day-to-day management of the Venture will be delegated to a Representative Director to be mutually approved by the Venturers, and subject to removal by either of the Venturers. The Representative Director will report to and be subject to the direction of a Board of Directors comprised of four representatives of Daewoo and two representatives of PEGI.

           15.4.2 The Shareholders Agreement will include appropriate minority protections, including, but not limited to, provisions requiring the approval of PEGI prior to the Venture taking any of the following actions: (i) any amendment to the Superseding Agreements, (ii) any merger or other reorganization of the Venture, (iii) the issuance of additional interests in the Venture, declaration of dividends, stock splits, reverse stock splits or redemption of shares, (iv) any distribution by the Venture with respect to the interests therein other than distributions of operating profits (including, but not limited to, any distribution of non-cash assets), (v) the Venture taking actions that are inconsistent with an approved Business Plan or Annual Budget, or which are otherwise outside the ordinary course of business, including but not limited to the incurrence of indebtedness in excess of the levels contemplated by the applicable Business Plan or Annual Budget, (vi) the Venture entering into any business activities except as contemplated herein, (vii) loans by the Venture to any member, (viii) any transaction with an affiliate of any member (other than the Superseding Agreements), (ix) retaining outside counsel or accountants for the Venture, (x) tax decisions which could have a material adverse impact on PEGI or the Venture or (xi) except as expressly provided herein, the termination, dissolution or liquidation of the Venture: provided, however, that the matters recited in items (iv), (vii), (viii), and (ix) shall be subject to such modifications as may be agreed upon between the parties in negotiating the Superseding Agreements.

          15.4.3 It is the parties' intent that the structure of the Venture as a limited liability company or joint stock corporation, as shall be mutually determined, will limit the liability of the members for liabilities of the Venture to their respective interests in the Venture. However, if either Daewoo or PEGI becomes directly liable for any liability of the Venture resulting from an action of the other Venturer taken without the approval (on the terms provided herein) of such Venturer, then the Venturer taking such action will indemnify and hold the Venturer suffering such liability harmless from and against any liability arising from such action. The prior sentence shall not apply to liabilities of the Venture arising from censorship matters with respect to a program supplied in good faith by a Venturer.

          15.4.4 Each member of the Venture will have the right to examine the books and records of the Venture, and will have the annual right to audit or cause an audit of the books and records of the Venture upon not less than 10 business days prior notice. The Management Co. under the supervision of the Representative Director will prepare regular periodic financial statements and annual financial statements to be prepared in accordance with GAAP. At the request of any member, the annual financial statements will be audited by a nationally recognized accounting firm.

16.  Distribution of Profits
     -----------------------

     The Venture will make distributions of operating profits on an annual basis to each Venturer, in proportion to its percentage interests at the end of that year. If the ownership percentages of the Venture change during a given year, the Venture will calculate simple arithmetic "mean" ownership positions for each party for that year. For example, if PEGI is permitted to increase its ownership in the Venture and chooses to purchase an additional 20% share, and if such purchase occurs at the beginning of the fourth month of such year, then PEGI's share of the Venture profits for that year will be [(15% * 3) + (35% * 9)]/12. The Venture will not withhold distributions except as necessary to provide for the reasonable conduct of the Venture's business as detailed in the Business Plan (as modified by the Approved Budget for a given fiscal year).

17.  Advertising
     -----------

     Daewoo and PEGI shall negotiate and mutually determine in the Superseding Agreements all details regarding advertising, if any, on the Services, including any advertising by the Venturers, as well as (consistent with the standards set forth below) all matters relating to the type and nature of advertising to be so carried. If the Venture carries advertising, the Services will at all times abide by the following advertising standards:

     17.1 Categories that are not acceptable for advertising are firearms (or advertisements from any gun lobby organization) and other weapons; explosives or fireworks; massage parlors; telephone sex lines; sex clubs; sexually explicit audio visual products (e.g., X-rated or similar "hardcore" videos); sex toys; materials depicting graphic sexual conduct, violence, rape or non-consensual sex, sadism, sadomasochism, bondage, incest, bestiality, child pornography, including without limitation instances where an actor is the legal age for consent but is portrayed as under the legal age for consent but is portrayed as under the legal age for consent; classified advertising; advertising for psychics or similar services; religious organizations and/or cults.

     17.2 The Venture will not accept advertisements for magazines which compete with any edition of the "Playboy" magazine or for any other publication, product or service published, produced, financed, branded, identified with or distributed by any person who is engaged in the publication or distribution of any magazine which competes with any edition of the "Playboy" magazine.

18.  Non-Competition and Exclusivity
     -------------------------------

     18.1 Neither of the parties nor their affiliates will hold an ownership position of any kind in any competing primarily adult oriented television service in the Territory without the express written permission of the other. Further, neither of the parties nor their affiliates will distribute any product, service or programming in any media that carries the brand or name of or is identified with the publisher of a magazine or other publication that competes with any edition of the "Playboy" Magazine. As used in this Agreement, "adult oriented" means the service or program in question is erotic in nature and features nudity. The ownership or distribution of R-rated feature film produced by major studios does not represent ownership or distribution of "adult-oriented" programming for the purposes of this provision. In addition, nothing contained in this Agreement shall be deemed to (a) preclude PEGI or any of its affiliates from owning or operating or providing programming for another Playboy TV service in the Territory in any media, including Non-Standard Television, if the PTVSK Service is terminated for any reason, but the Venture continues to operate the ATV Service, or (b) preclude either party from owning or operating or providing programming for an adult service primarily featuring programming of the type primarily featured on the ATV Service if the ATV Service is terminated for any reason but the Venture continues to operate the PTVSK Service; provided, however, that the above restriction regarding products, services or programming that carries the brand or name of or is identified with the publisher of a magazine or other publication that competes with any edition of the "Playboy" magazine shall continue to apply.

19.  Censorship
     ----------

     If a certain program or series of programs is censored by the Korean government or the Venture reasonably believes it to violate South Korean censorship laws, the Venture will, upon consultation with PEGI, edit the program such that it will be suitable for airing in the Territory. The Venture will use all reasonable good faith efforts to modify any censored program to comply with the censorship requirements, with any editing changes to be subject to the approval of the party that furnished such program. The party that furnished such program may, at its option, substitute another program for the one in question if it feels that the integrity of the affected program will be compromised because of the editing necessary to satisfy censorship officials. If the Venture believes that the editing is cost prohibitive, it may request that the applicable party substitute another program for the one in question. All costs of editing will be borne by the Venture.

20.  Dispute Resolution
     ------------------

     20.1 Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 20, which shall be the sole and exclusive procedures for the resolution of any such disputes; provided, however, that this Section 20 shall not apply to any dispute concerning the validity, ownership or other rights with respect to the trademarks licensed by PEI to the Venture pursuant to the Trademark License Agreement, and instead any such dispute shall be litigated in a court of law. The parties intend to include substantially similar provisions in the Superseding Documents so that the following provisions will continue to govern dispute resolution with respect to the Venture and the Venturers. The parties intend that these provisions shall be valid, binding, enforceable and irrevocable and shall survive any termination of this Agreement or the Superseding Agreements.

     20.2 The parties shall promptly notify each other in writing of any dispute arising out of or relating to this Agreement. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     20.3 If any such dispute remains unresolved within 30 days of original notice thereof, each party shall refer the dispute to a more senior executive of such party who has authority to settle the dispute and who shall likewise meet with the other to attempt to resolve the dispute.

     20.4 Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, which remains unresolved 45 days after original notice thereof shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce; provided, however, that if either party will not participate in a non-binding procedure described above, the other may initiate binding arbitration before expiration of the above period. The tribunal shall consist of a sole arbitrator appointed jointly by the parties. In the case of the parties failing to choose a sole arbitrator, the tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective parties and the third of whom shall be appointed jointly by the first two. Each arbitrator shall be knowledgeable in matters similar to those involved in the business of the Venture. The place of arbitration shall be Sydney, Australia, or such other location as the parties may agree. The language of the arbitration shall be English. Each arbitrator shall be independent and unrelated to any of the parties.

     20.5 Except as expressly provided below, the arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator shall have the authority to include, as an item of damages, the costs of arbitration, including legal fees and expenses, incurred by the prevailing party and to apportion such costs among the parties on a claim by claim basis as such party prevails thereon. For purposes of the foregoing, the "prevailing party" shall mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgement awarded by the arbitrator, regardless of whether such judgement is entered into in favor of or against such party.

     20.6 All negotiations pursuant to Sections 20.2,20.3 and 20.4 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     20.7 Each party agrees that service by registered or certified mail, return receipt requested, delivered to such party at the address provided in
Section 21.9 (Notices) below, will be deemed in every respect effective service of process upon such person for all purposes of these provisions relating to arbitration. Subject to Section 20.1, each party irrevocably submits to the jurisdiction of the courts of the State of California and with respect to all matters governed by the laws of the State of California and to the jurisdiction of the courts of South Korea with respect to all other matters, in each case pursuant to Section 21.4, regardless of where any alleged breach or other action, omission, fact or occurrence giving rise thereto occurred. Each party hereby irrevocably waives any claim that any action or proceeding brought in California or South Korea in accordance herewith has been brought in any inconvenient forum.

     20.8 The parties will negotiate in good faith and agree on such further or modified arbitration provisions as are reasonably necessary for awards and other judgements resulting from the provisions set forth above to be recognized and enforceable in the respective jurisdictions of organization of Daewoo and PEGI.

21.  Miscellaneous
     -------------

     21.1  Effective Date. This Agreement will become effective as of the date
           --------------
on which it is fully executed by the parties.

     21.2  Permits; Approvals; Launch. The parties will use their reasonable
           --------------------------
best efforts to cause the Venture to obtain promptly the governmental approvals, permits and other authorizations necessary to operate the Venture as contemplated herein. The parties acknowledge their mutual desire to have the Venture organized and the PTVSK Service launched by June 15, 1997, and in this regard each party agrees to use its reasonable best efforts to accomplish such objectives.

     21.3  Currency: Payments.  Except where otherwise expressly provided to the
           ------------------
contrary herein or in the Superseding Agreements:

           21.3.1 All amounts due from either party to the other or from the Venture to PEGI, PEI or any of PEGI's other affiliates pursuant to this Agreement shall be paid in U.S. Dollars. If any portion of such payment is calculated on the basis of revenues received in other currencies, such revenues shall be calculated using the exchange rate published in the Wall Street Journal, as of the business day immediately preceding the date on which the payment initially is due. Such exchange rate shall also apply to any portion of a payment which is permitted to be deferred, regardless of whether deferred payment is represented by a promissory note or other instrument.

           21.3.2 All payments owing pursuant to this Agreement will be made by wire transfer of immediately available funds, subject to any withholding required by applicable law. Each party will from time to time designate one or more accounts into which such payments will be made and may designate one or more accounts into which such payments will be made and may designate one or more affiliates to receive such payments. Daewoo will cooperate fully with PEGI in taking, or permitting or causing to be taken such actions as will minimize any withholding or other taxes or fees applicable to PEGI with respect to distributions or other payments by the Venture, including the assignment by PEGI of its rights to receive any payments.

           21.3.3 Any payment hereunder not made when due will bear interest from the date due to and including the date of payment in full at the Applicable Rate.

           21.3.4 The parties agree that if any payment owing by it or any of its affiliates is precluded or limited by a restriction imposed by jurisdiction of organization or operation of the payor or the jurisdiction where the payor's funds are deposited, then an affiliate of such payor not subject to such restriction shall make the required payment.

     21.4  Governing Law.  With respect to matters (including, but not limited
           -------------
to program supply and trademark matters) involving the Venture's programming or intellectual property supplied by PEGI or PEI, this Agreement and the Superseding Agreements shall be governed by and construed under the laws of the State of California. Otherwise, with respect to all other matters, including, without limitation, matters or corporate governance and capitalization, this Agreement and the Superseding Agreements shall be governed by and construed under the laws of South Korea without reference to conflicts of laws principles.

     21.5  Authority.  Each party represents that (i) it has full power and
           ---------
authority to enter into and perform this Agreement, (ii) this Agreement is the valid and binding obligation of such party, enforceable against it in accordance with its terms, and (iii) the performance by such party of its obligations under this Agreement does not violate any law, rule or regulation binding on such party or such party's charter documents. Without limiting the foregoing, Daewoo represents and warrants that its performance of the obligations required of it under this Agreement in accordance with the terms hereof shall not be inconsistent with or restricted or limited by any restrictions or limitations applicable to it under South Korean law regarding investment, lending or issuing guarantees.

     21.6  Assignment;  No Third Party Beneficiary.  No party hereto shall
           ---------------------------------------
assign its rights or delegate its obligations hereunder without written consent of the other party except to an affiliate of such party; provided that no such assignment shall relieve the assignor of its obligations. The provisions of this Agreement are for the benefit only of the parties, and no third party may seek to enforce or benefit from these provisions.

     21.7  Agreement Negotiated.  The parties hereto are sophisticated and have
           --------------------
been represented by lawyers throughout the negotiation and execution of this Agreement who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive their effects.

     21.8  Waivers, Remedies Cumulative, Amendments, etc.
           ---------------------------------------------

           21.8.1 No failure or delay by any of the parties hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by any of the parties hereto of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

           21.8.2 The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

           21.8.3 No provision of this Agreement may be amended, modified, waived, discharged or terminated, other than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party not in breach.

       21.9  Notices. All notices, requests, demands and other communications
             -------
required to be given under this Agreement shall be in writing and shall conclusively deemed to have been duly given (a) when hand delivered to the other party, (b) the next business day if sent by a generally recognized overnight courier services that provides written acknowledgement by the addressee of receipt, or (c) when received, if sent by facsimile or other generally accepted means of electronic transmission.


            if to PEGI to:
            --------------

            Playboy Entertainment Group, Inc.
            Attention: President
            9242 Beverly Boulevard
            Beverly Hills, CA 90210
            United States of America
            Fax number: (310) 246-4065


            with a copy to:


            Playboy Enterprises, Inc.
            Attention:  General Counsel
            680 North Lake Shore Drive
            Chicago, IL 60611
            United States of America
            Fax Number:  (312) 266-2042

            if to Daewoo to:
            ---------------

            Daewoo Corporation
            Attention: Mr. Patrick Woo
            526 5-Ga Namdaemoon-Ro
            Jung-Gu, Seoul, Korea
            Fax number: 82 2 772 5524

or to such other address, or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

        21.10 Confidentiality.
              ---------------

              21.10.1 Each Venturer and its respective affiliates shall maintain the confidentiality of all information of a confidential or proprietary nature which it may have or acquire regarding the customers, business, finances, assets or affairs of the Venture or the other Venturer and its affiliates except for (a) any information which is generally available to the public or becomes generally available to the public other than through disclosure in violation of this provision or (b) which is required_to be disclosed by applicable law or to enforce the provisions of this Agreement.

              21.10.2 In recognition of each party's understanding that the other may in the future invite third parties to participate as equity or non-equity investors or other providers of finance in or to such party or its respective affiliates, the parties agree that each may provide to such entities copies of the Shareholders Agreement, Program Supply Agreement, Trademark License Agreement and other agreements governing the Venture, the Business Plan, financial statements and other financial information provided by the Venture to its members, and such other information as would be reasonable in the circumstances for a potential investor to require. Notwithstanding the foregoing, no such information will be provided until a confidentiality agreement for the benefit of the Venture, the Venturers and their respective affiliates has been signed by such potential investor.

              21.10.3 In recognition of the fact that PEGI is a subsidiary of a publicly held company, the parties agree that PEGI may provide to institutional investors and analysts such information concerning the Venturer as is conventional to assist such investors in deciding whether to invest or such analysts to prepare their reports; provided, that no information may be disclosed without the prior consent of the Venture that would reasonably be expected to cause harm to the Venture, including with respect to its competitive position.

        21.11  Public Announcements. Unless otherwise agreed by the parties or
               --------------------
as required by law or by the stock exchange on which PEI's stock is traded, no public announcement will be made by either party or any of their respective affiliates with respect to the subject matter of this Agreement.


      21.12  Addition of the Venture as a Party to the Shareholders Agreement.
             ----------------------------------------------------------------
If either party so desires, the parties shall cause the Venture to become a signatory to the Shareholders Agreement for purposes of confirming its agreement to the terms thereof insofar as they impose obligations on or otherwise apply to the Venture.




AGREED AND ACCEPTED:
-------------------

PLAYBOYENTERTAINMENT GROUP,             DAEWOO CORPORATION
INC.





By:  /s/ Anthony J.Lynn                 By:  /s/ Ju Ho Jung
    --------------------                    ----------------
    Name: Anthony J. Lynn                   Name: Ju Ho Jung
    Title: PRESIDENT                        Title: EXECUTIVE V.P.

                                  EXHIBIT "A"
                                 DEFINED TERMS


The following terms are defined in the indicated Sections of the text of the within Agreement:


     TERM                                                     SECTION
     ----                                                     -------
     Adjusted Gross Revenue                                      12.1
     Adult-oriented                                              18.1
     Agreement                                                    1.1
     Annual Budget                                                3.2
     Applicable Rate                                           15.3.2
     ATV                                                          1.1
     Business Plan                                                3.1
     Daewoo                                                       1.1
     DBS                                                          1.2
     Founders' Price                                           15.2.2
     Home Video                                                   9.1
     License Term                                                 9.1
     Management Co.                                               2.5
     MMDS                                                         8.1
     New Movies                                                  10.3
     New Programming                                             10.2
     Non-Standard Television                                      8.1
     PEGI                                                         1.1
     PEI                                                        2.3.1
     Playboy Identified Programs                               13.2.7
     Playboy Programming                                       13.3.1
     Premium Films                                               10.4
     Price Per Share Point                                     15.2.2
     Program License Fees                                          11
     PTVSK                                                        1.1
     Representative Director                                     15.4
     Section 10.2 Guaranteed Minimum Program License Fee         11.1
     Section 10.3 Guaranteed Program License Fee                 11.2
     Services                                                     1.1
     SMATV                                                        8.1
     STV                                                          8.1
     Superseding Agreements                                         2
     Territory                                                      4
     Total Capitalization                                      15.2.2

                                  EXHIBIT A-1

          Trademark License Agreement                       2.3.1
          Trademark Royalty                                  12.1
          Venture                                             1.1
          Venture-produced Program                           13.1
          Venture-produced Programming                       13.1
          Venture Specific Programming                     13.3.1
          Venturers                                           2.1
          Wind-Up Period                                    6.3.2





     The following additional terms shall have the meanings set forth below:

     "affiliate" means any person controlled, controlling or under common control with the specified person.

     "control" (and controlled and controlling, respectively) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant person (whether by the holding of shares, the possession of voting rights or otherwise).

     "person" means any individual, corporation, partnership, limited liability company, trust, association or other legal entity.







                                  EXHIBIT A-2

                                  EXHIBIT "B"

                            TRADEMARK USAGE SUMMARY

Licensee hereby acknowledges that the trade names "Playboy" and "Playmate" and the registered trademark and service mark "Playboy," the Playboy "Rabbit Head Design" and trade names "The Playboy Channel," Playboy TV "Playboy Television" and all related or derivative names or marks (collectively the "Playboy Marks") are the sole and exclusive property of Licensor and that all uses of the Playboy Marks shall inure solely to the benefit of Licensor, Licensee shall have the right to develop and distribute advertising, publicity, and promotional materials relating to the Programs incorporating certain Playboy Marks in connection with Licensee's rights hereunder ; provided, however, that any such materials shall:

A. Clearly identify the Playboy Marks using a legible credit line with the wording "Playboy" (or the applicable Playboy Mark, as the case may be) is the mark of and used with the permission of Playboy Enterprises, Inc." or such other words as Licensor may designate;

B. Be submitted in representative form to Licensor for Licensor's prior written approval in each case at least thirty (30) days prior to their intended distribution. Licensor may disapprove any use if, in Licensor's opinion, such use (i) jeopardizes the validity of any of the Playboy Marks,
     (ii) does not conform to previously approved uses of the Playboy Marks,
     (iii) does not conform to Licensor's standards, which may vary from time to time, or (iv) negatively affects or impacts the good name, good will or reputation of Licensor. Licensee will not disseminate any material or packaging that has not been so approved by Licensor; and

C.   Be issued only in the Korean Language.

It is expressly understood that Licensor shall retain all good will associated with the Playboy Marks, and no good will from same will inure to Licensee or to any person or entity other than Licensor. Licensee also must secure Licensor's prior written approval of all media of advertising and distribution and the specific publications, broadcasters and exhibitors which will be running the advertisements. Licensee will not disseminate any advertising material that has not been so approved by Licensor in each instance. Other than as expressly set forth in this Trademark Usage Summary, Licensee shall make no use of the Playboy Marks or any confusingly similar designation without the prior express written consent of Licensor in each instance. Licensee shall also make no use whatsoever of any other trademark, trade name or service mark that is the property of Licensor or derived from any of Licensor's programs, suppliers or producers without the prior express written consent of Licensor in each instance. Licensee similarly agrees that it will not authorize or purport to authorize any third party to make any such use, and it will expressly provide in any applicable third party agreements that such third parties will only be entitled to use such names and marks in accordance with Licensee's rights hereunder.

Licensee shall have no right to promote, telecast, exhibit, advertise, use or otherwise exploit in any manner any of the Playboy Marks in connection with the ATV Service or the programming thereof without the express prior written approval of Licensor in each instance. Rather, the trademarks, service marks and other identifying names or marks for the ATV Service shall be licensed by Licensor or Licensor's affiliate to Licensee under similar usage requirements as in this Trademark Usage Summary.

                                  EXHIBIT "C"
                                 BUSINESS PLAN

To be attached pursuant to Section 3.1.